CynergisTek, Inc. Announces Retirement of Founder and Thought Leader Mac McMillan and Appoints His Successor Caleb Barlow as President & Chief Executive Officer to Lead the Company’s Next Stage of Growth.

Austin, TX – July 15, 2019 — CynergisTek, Inc. (NYSE AMERICAN: CTEK), today announced the appointment of Caleb Barlow to the positions of President and Chief Executive Officer, to succeed retiring founder and current President and CEO Mac McMillan effective August 1, 2019. McMillan will support Barlow in the execution of CynergisTek’s strategy through the remainder of 2019 and will remain a member of the Board of Directors going forward.

“Mr. McMillan’s vision, thought leadership and focused commitment to the healthcare industry grew CynergisTek into the leading healthcare focused cybersecurity, privacy and compliance services company in the U.S. He drove dramatic and consistent year over year growth and made a significant impact to the healthcare industry as a whole,” said JD Abouchar, Chairman of the Board. “I want to thank him for his dynamic leadership and look forward to his continued support as a member of our Board.”

“I want to congratulate Caleb on his appointment and look forward to working with him during the transition,” said McMillan. “Caleb has an impressive track record that speaks for itself and positions us well to execute on the growth strategies we put in place over the last couple of years. My time spent with Caleb gives me comfort that our customers will continue to experience the same quality of service they have been accustomed to over the years. I am very confident that his experience will allow him to build on the success that is CynergisTek today and take it to new heights tomorrow.”

“It has been an honor building this company, and serving our employees has been one of the great joys of my career. Handing the reins to someone like Caleb is very reassuring,” said McMillan. “He represents the best of what we have in the industry today and the kind of energy and drive in leadership CynergisTek needs to be successful in the future. I am very grateful to the men and women of CynergisTek, and to our many stakeholders. I am incredibly proud and humbled by what this team has accomplished as a business and the contributions we’ve made to healthcare. I look forward to seeing our employees develop under Caleb’s leadership as I continue to support the company in my role as a director.”

“Caleb is recognized as one of the leading industry experts on cybersecurity and is the perfect candidate to lead CynergisTek through the next stages of growth that includes expanding our cybersecurity, privacy and compliance services portfolio, and diversifying into new industries organically and through potential acquisitions. He has demonstrated his ability to build and grow cybersecurity businesses, lead innovative change and provide services and solutions that place a clear focus on customers,” said Abouchar. “Caleb has his finger on the pulse when it comes to understanding where cybersecurity has been and where it needs to go. Mac and the Board carefully and deliberately approached succession planning and Caleb’s appointment represents the strength and discipline of that process.”

Barlow is a globally recognized security professional and recently served as Vice President of Threat Intelligence for IBM Security where he built IBM’s X-Force Incident Response and Intelligence Service. He brings years of experience building security teams and defining the best practices for organizations to maintain resiliency during a security breach. Believing that a rapid, well planned and regularly rehearsed response to a cyber incident can be the difference between success and failure, Barlow established the industry’s first immersive cyber range, the first mobile cyber operations center and a comprehensive incident command system for responding to major cyber incidents.

Barlow has a broad background, which he will bring to the CynergisTek team, having led teams in product development, product management, strategy, marketing, service delivery and acquisition integration. He has a history of successfully leading growth organizations and is a sought-after expert on information security with appearances that include the TED stage, the “Today” show and regular appearances on national news and dozens of publications. Caleb has testified before the U.S. Congress and the United Nations by invitation of the President of the U.N. General Assembly.

“I am honored and humbled to be given the opportunity to lead the CynergisTek team,” said Barlow. “CynergisTek has built an incredible brand, particularly in healthcare, and I see nothing but opportunity for growth. Once again, a pure play cyber security company, CynergisTek is positioned to take maximum advantage of the opportunities ahead and I am excited about what we can accomplish.

“I want to extend my congratulations to Mac on his career and his leadership both here at CynergisTek and in the industry as a whole. I look forward to working with Mac and having his support on the Board.”

In connection with his appointment, the Company and Barlow entered into a three-year employment agreement, as well as a stock option grant agreement whereby Barlow was granted an option to purchase up to 500,000 shares of CynergisTek’s common stock, which vests over a three-year period. The stock option grant was made outside of the Company's 2011 Stock Incentive Plan and approved by the Compensation Committee of the Company's Board of Directors. CynergisTek will provide additional information regarding Barlow’s appointment in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission.

About CynergisTek, Inc.

CynergisTek is a top-ranked cybersecurity firm dedicated to serving the information assurance needs of the healthcare industry. CynergisTek offers specialized services and solutions to help organizations achieve privacy, security, and compliance goals. Since 2004, the company has served as a partner to hundreds of healthcare organizations and is dedicated to supporting and educating the industry by contributing to relevant industry associations. The company has been recognized by KLAS in the 2016 and 2018 Cybersecurity reports as a top performing firm in healthcare cybersecurity, as well as the 2017 Best in KLAS winner for Cybersecurity Advisory Services.

Forward-Looking Statements

This release contains certain forward-looking statements relating to the business of CynergisTek that can be identified by the use of forward-looking terminology such as “believes,” “expects,” “anticipates,” “may” or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product/service development, long and uncertain sales cycles, the ability to obtain or maintain patent or other proprietary intellectual property protection, market acceptance, future capital requirements, competition from other providers, the ability of our vendors to continue supplying the company with equipment, parts, supplies and services at comparable terms and prices and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our Form 10-K and Form 10-Q filings with the Securities and Exchange Commission, which are available at http://www.sec.gov. CynergisTek is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Investor Relations Contact:

CynergisTek, Inc.

Bryan Flynn

(512) 402-8550 x8

InvestorRelations@cynergistek.com

Media Contact:

Aria Marketing

Danielle Johns

(617) 332-9999 x241

djohns@ariamarketing.com